Exhibit 99.1

For Further Information Contact

Harry J. Cynkus (404) 888-2922

FOR IMMEDIATE RELEASE

ROLLINS, INC. REPORTS FOURTH QUARTER AND FULL-YEAR 2008

FINANCIAL RESULTS

Company Records Revenues of $1.0 Billion for Full Year; 11th Consecutive Quarter of Improved Earnings Results

•                  Revenue increased 14.9% for the quarter and 14.0% for full year, including the effect of acquisitions.

•                  Net income up 5.2% for the quarter and 6.5% for the full year

•                  Earnings per diluted share rose 8.3% for the quarter  to  $0.13  from  $0.12 and 7.8% to $0.69 from  $0.64 for the full year

ATLANTA, GEORGIA, January 28, 2009: Rollins, Inc. (NYSE:ROL), a premier North American consumer and commercial services company, today reported unaudited financial results for its fourth quarter and year ended December 31, 2008.

The Company recorded fourth quarter revenues of $248.1 million, an increase of 14.9% over the prior year’s fourth quarter revenue of $216.0 million.  The increase was primarily due to revenues from Home Team Pest Defense. Revenue growth excluding the April 2008 acquisition of HomeTeam Pest Defense improved 0.2%(1). Revenue growth in the 4th quarter was impacted somewhat by the poor economic conditions as well as the decline in the Canadian dollar.

Net income increased 5.2% to $12.6 million or $0.13 per diluted share for the fourth quarter ended December 31, 2008, compared to $11.9 million or $0.12 per diluted share for the same period in 2007.  EBITDA increased 28.4% for the quarter.(2)

During the fourth quarter, the Company repurchased 835,300 shares of common stock at a weighted average price of $15.57 per share, with a total of 1,385,475 shares repurchased in 2008.

For the year-ended December 31, 2008, revenues rose 14.0% to slightly over $1.0 billion, compared to $894.9 million for the prior year.  This increase is principally due to the Company’s efforts to increase its commercial business, an increase in the number of sales, while maintaining customer retention and the acquisition of HomeTeam.  Excluding the revenue of HomeTeam Pest Defense, revenues for the year improved 3.0%(1).

Rollins’ net income for the full year rose 6.5% to $68.9 million, or $0.69 per diluted share, compared to net income of $64.7 million, or $0.64 per diluted share for the prior year. EBITDA increased 13.5% for full year 2008.(2)

Rollins’ balance sheet continued to grow with total assets increasing to $572.5 million and stockholder’s equity of $228.4 million.

(1) Additional disclosure regarding this financial measure is included in the financial tables attached to this press release.

(2) EBITDA is a financial measure which does not conform to generally accepted accounting principles (GAAP). Additional disclosure regarding this non-GAAP financial measure is included in the attachment to this press release.

Gary W. Rollins, President and Chief Executive Officer of Rollins, Inc. stated, “We are pleased with the results we have achieved for both our fourth quarter and full year.  Despite the tough economy, we made headway this year growing our revenues and increasing our profitability.  In addition, we achieved a milestone this year when the Company’s revenues topped $1.0 billion for the first time.  We continued to see the benefits from our program investments, which have generated improved sales growth as well as improved service efficiency”.

“Our strong balance sheet has allowed us to continue our plan to make strategic acquisitions.  HomeTeam Pest Defense has been a great addition to our Company.  We are extremely pleased with the contributions that HomeTeam has made to our revenues and profits.  They have exceeded our expectations, and we look forward to them playing a significant role in the company going forward.”

Mr. Rollins concluded, “It is difficult to determine when the economy will turnaround and the financial crisis will end; however we believe that we are well positioned to respond appropriately and adjust our business to meet these uncertainties.  We will continue our plan to make prudent investments to grow our business both organically and through strategic acquisitions.  We are positive about our Company’s opportunities in the new year.”

Rollins, Inc. is a premier North American consumer and commercial services company. Through its wholly owned subsidiaries, Orkin, Inc., PCO Services, HomeTeam Pest Defense, Western Pest Services and The Industrial Fumigant Company, the Company provides essential pest control services and protection against termite damage, rodents and insects to over 2 million customers in the United States, Canada, Mexico, Central America, the Caribbean, the Middle East and Asia from over 500 locations. You can learn more about our subsidiaries by visiting our web sites at www.orkin.com, www.pestdefense.com, www.westernpest.com, www.indfumco.com, and www.rollins.com.  You can also find this and other news releases at www.rollins.com by accessing the news releases button.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

This release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include the Company’s expectation that Home Team Pest Defense will play a significant role in our growth strategy going forward; the Company believes that it is well positioned to adjust its business to meet uncertainties in the economy; the Company’s plan to continue its strategy to make prudent investments to grow its business both organically and through strategic acquisitions; and the Company’s excitement about its opportunities in the new year. The actual results of the Company could differ materially from those indicated by the forward-looking statements because of various risks and uncertainties, including without limitation, general economic conditions; market risk; changes in industry practices or technologies; the degree of success of the Company’s pest and termite process reforms and pest control selling and treatment methods; the Company’s ability to identify and integrate potential acquisitions; climate and weather trends; competitive factors and pricing practices; potential increases in labor costs; uncertainties of litigation; and changes in various government laws and regulations, including environmental regulations. All of the foregoing risks and uncertainties are beyond the ability of the Company to control, and in many cases the Company cannot predict the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements.  A more detailed discussion of potential risks facing the Company can be found in the Company’s Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2007.

ROLLINS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

(in thousands)

At December 31, (unaudited)	2008	2007
ASSETS
Cash and cash equivalents	$13,716	$71,280
Trade receivables, short-term	56,884	52,618
Accounts Receivable - Other	2,185	1,839
Materials and supplies	10,893	8,846
Deferred income taxes	20,018	17,162
Other current assets	13,142	8,495
Total Current Assets	116,838	160,240

Equipment and property, net	78,625	77,370
Goodwill	187,266	126,684
Other Intangible Assets	25,719	9,232
Customer Contracts	129,092	63,056
Deferred income taxes	17,886	7,576
Trade receivables, long-term	11,124	8,409
Prepaid Pension	—	16,624
Other assets	5,967	6,037
Total Assets	$572,517	$475,228

LIABILITIES
Loans outstanding	$65,000	$—
Capital leases	450	1,186
Accounts payable	18,782	19,140
Accrued insurance	15,404	13,505
Accrued compensation and related liabilities	56,334	45,910
Other current liabilities	28,569	26,587
Unearned revenue	88,288	81,678
Total Current Liabilities	272,827	188,006

Capital leases, less current portion	171	601
Accrued pension	20,353	—
Long-term accrued liabilities	50,733	53,068
Total Liabilities	344,084	241,675

STOCKHOLDERS’ EQUITY
Common stock	100,041	100,636
Retained earnings and other equity	128,392	132,917
Total Stockholders’ Equity	228,433	233,553
Total Liabilities and Stockholders’ Equity	$572,517	$475,228

ROLLINS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(in thousands except per share data)

(unaudited)

	Fourth Quarter Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
REVENUES
Customer services	$248,076	$215,954	$1,020,564	$894,920
COSTS AND EXPENSES
Cost of services provided	133,050	117,199	534,494	468,665
Depreciation and amortization	9,096	6,586	33,443	27,068
Sales, general and administrative	84,120	74,633	339,078	296,615
(Gain)/loss on sales of assets	23	61	(166)	(52)
Interest (income)/expense, net	913	(749)	761	(2,289)
	227,202	197,730	907,610	790,007
INCOME BEFORE TAXES	20,874	18,224	112,954	104,913
PROVISION FOR INCOME TAXES	8,321	6,290	44,020	40,182
NET INCOME	$12,553	$11,934	$68,934	$64,731

NET INCOME PER SHARE - BASIC	$0.13	$0.12	$0.69	$0.65
NET INCOME PER SHARE - DILUTED	$0.13	$0.12	$0.69	$0.64

Weighted average shares outstanding - basic	98,851	99,854	99,209	100,299
Weighted average shares outstanding - diluted	99,659	101,051	100,081	101,409

ROLLINS, INC. AND SUBSIDIARIES

RECONCILIATION

REVENUE EXCLUDING HOMETEAM PEST DEFENSE

	Three Months Ended December 31,		$Better/	%Better/
	2008	2007	(Worse)	(Worse)

Net Revenues	$248,076	$215,954	$32,122	14.9%
Less: Revenues from HomeTeam Pest Defense	31,694	—	31,694
Revenue Excluding HomeTeam Pest Defense	$216,382	$215,954	$428	0.2%

ROLLINS, INC. AND SUBSIDIARIES

RECONCILIATION

REVENUE EXCLUDING HOMETEAM PEST DEFENSE

	Twelve Months Ended December 31,		$Better/	%Better/
	2008	2007	(Worse)	(Worse)

Net Revenues	$1,020,564	$894,920	$125,644	14.0%
Less: Revenues from HomeTeam Pest Defense	98,931	—	98,931
Revenue Excluding HomeTeam Pest Defense	$921,633	$894,920	$26,713	3.0%

ROLLINS, INC. AND SUBSIDIARIES

RECONCILIATION

EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION (EBITDA)

		Three Months Ended December 31,		$Better/	%Better/
		2008	2007	(Worse)	(Worse)

Net Income		$12,553	$11,934	$619	5.2%
Add:	Provision For Income Taxes	8,321	6,290	2,031	32.3
	Interest (Income)/Expense	913	(749)	1,662	221.9
	Depreciation of Fixed Assets	3,856	3,276	580	17.7
	Amortization of Intangible Assets	5,240	3,310	1,930	58.3
EBITDA		$30,883	$24,061	$6,822	28.4%

ROLLINS, INC. AND SUBSIDIARIES

RECONCILIATION

EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION (EBITDA)

		Twelve Months Ended December 31,		$Better/	%Better/
		2008	2007	(Worse)	(Worse)

Net Income		$68,934	$64,731	$4,203	6.5%
Add:	Provision For Income Taxes	44,020	40,182	3,838	9.6
	Interest (Income)/Expense	761	(2,289)	3,050	133.2
	Depreciation of Fixed Assets	14,205	13,677	528	3.9
	Amortization of Intangible Assets	19,238	13,391	5,847	43.7
EBITDA		$147,158	$129,692	$17,466	13.5%

(( CONFERENCE CALL ANNOUNCEMENT ((

Rollins, Inc.

(NYSE: ROL)

Management will hold a conference call to discuss

Fourth Quarter results on:

Wednesday, January 28, 2009 at:

10:00 a.m. Eastern

9:00 a.m. Central

8:00 a.m. Mountain

7:00 a.m. Pacific

TO PARTICIPATE:

Please dial 800-257-6566 domestic;

303-262-2161 international

at least 5 minutes before start time.

REPLAY: available through February 4, 2009

Please dial 800-405-2236/303-590-3000, Passcode: 11124781

THIS CALL CAN ALSO BE ACCESSED THROUGH THE INTERNET AT

www.viavid.net

Questions?

Contact Janet Jazmin at Financial Relations Board at 212-827-3777

Or email to jjazimin@financialrelationsboard.com